UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

February 29, 2016

Algodon Wines & Luxury Development Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-55209	52-2158952
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

135 Fifth Ave., 10th Floor

New York, NY 10010

Address of principal executive offices

212-739-7650

Telephone number, including

Area code

_____________________________

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	⁯ Written communications pursuant to Rule 425 under the Securities Act
☐	⁯ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	⁯ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	⁯ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02	Unregistered Sales of Equity Securities.

Between October 6, 2015 and February 29, 2016, Algodon Wines & Luxury Development Group, Inc. (the “Company”) issued 886,426 shares of its common stock at a price of $2.50 per share to accredited investors in a private placement transaction for gross proceeds of $2,216,065. Commissions in the form of cash of $221,606.50 and 86,426 warrants to purchase common stock at $2.50 per share were paid to DPEC Capital, Inc., the Company’s registered broker dealer subsidiary in connection with these share issuances. DPEC Capital, Inc., in turn, awarded such warrants to its registered representatives. The investors and registered representatives all had sufficient knowledge and experience in financial, investment and business matters to be capable of evaluating the merits and risks of investment in the Company and able to bear the risk of loss. For this sale of securities, the Company relied on the exemption from registration available under Section 4(a)(2) and Rule 506(b) of Regulation D promulgated under the Securities Act with respect to transactions by an issuer not involving any public offering. No general solicitation was used in this offering. A Form D was filed on October 8, 2015.

Item 8.01	Other Events.

On January 20, 2016, the Financial Industry Regulatory Authority (“FINRA”) cleared the request to submit quotations on the OTC Bulletin Board and in OTC Link by Glendale Securities, Inc. of Sherman Oaks, California. The Form 211 must be approved by FINRA in order to initiate quotations for a security on the OTC Markets or any similar quotation medium. In addition, the Company has submitted its application for quotation on the OTCQB marketplace. The Company is confident that this application will be approved by OTC Markets, though it cannot guarantee whether it will be approved or when.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of March 2016.

Algodon Wines & Luxury Development
Group, Inc.

By:	/s/ Scott L. Mathis
Scott L. Mathis, President & CEO